Item 77M - Scudder Mid Cap Growth Fund, a series of
Scudder Advisor Funds

Registrant incorporates by reference its Registration Statement on Form N-14; its Proxy Statement dated August 2, 2005, filed on
August 1, 2005 (Accession No. 0001193125-05-153659).

Shareholder Meeting Results:

A Special Meeting of Shareholders of Scudder Mid Cap Growth
Fund was held on September 2, 2005. The following matter was voted upon by the shareholders of said fund (the resulting votes are presented below):

1. To approve an Agreement and Plan of Reorganization and the transactions it contemplates, including the transfer of all of the assets of Scudder Aggressive Growth Fund to Scudder Mid Cap
Growth Fund, in exchange for shares of Scudder Mid Cap Growth
Fund and the assumption by Scudder Mid Cap Growth Fund of all of the liabilities of Scudder Aggressive Growth Fund, and the distribution of such shares, on a tax-free basis for federal income tax purposes, to the shareholders of Scudder Aggressive Growth
Fund in complete liquidation of Scudder Aggressive Growth Fund.

Affirmative 	Against 		Abstain
4,022,438.418 	74,256.356	142,551.999
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